Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY "[***]".

Dated 23 April 2025

THE NET-A-PORTER GROUP LIMITED
as Company and Borrower

and

RICHEMONT INTERNATIONAL HOLDING S.A.
as Lender

and

CERTAIN ENTITIES LISTED IN SCHEDULE 1
as Original Guarantors

GUARANTEE AND INDEMNITY AGREEMENT IN
RESPECT OF A REVOLVING FACILITY AGREEMENT

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(EJZF/KXXT/MQYB)
588785064

CONTENTS

Clause	Page

1.	Definitions and Interpretation	1

2.	Guarantee and Indemnity	6

3.	[Not used]	15

4.	[Not used]	15

5.	Changes to the obligors	15

6.	Joint and several liability	16

7.	Non creation of charge	16

8.	Finance document	16

9.	[Not used]	17

10.	Execution as a Deed	17

11.	Counterparts	17

12.	Governing Law	17

13.	Jurisdiction of English courts	17

Schedule 1 The Original Obligors	19

Schedule 2 Form of Accession Letter	20

Schedule 3 Form of Resignation Letter	21

SIGNATURES	22

THIS DEED is dated 23 April 2025 and made between:

(1)	THE NET-A-PORTER GROUP LIMITED, a private company with limited liability incorporated in England and Wales with registered number 03820604 having its registered office at 1 The Village Offices, Westfield Ariel Way, London, W12 7GF, as company and borrower (the “Company”);

(2)	RICHEMONT INTERNATIONAL HOLDING S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg registered with R.C.S. Luxembourg under number B 59.435 having its registered office at 35 Boulevard Prince Henri, Luxembourg, 1724 (the “Lender”); and

(3)	THE SUBSIDIARIES of the Parent listed in Schedule 1 (The Original Obligors) as original guarantors (the “Original Guarantors”).

WHEREAS:

(A)	The Company and the Lender are parties to the Facility Agreement.

(B)	It is a condition precedent to the provision of the Facility under the Facility Agreement by the Lender that the parties hereto enter into this Deed.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

Terms defined in the Facility Agreement shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed and in addition:

“Accession Letter” means a document substantially in the form set out in Schedule 2 (Form of Accession Letter);

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 5 (Changes to the Obligors);

“Facility Agreement” means the EUR 100,000,000 facility agreement dated on or about the date of this Deed made between, among others, the Company and the Lender;

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 5 (Changes to the Obligors); and

“Resignation Letter” means a letter substantially in the form set out in Schedule 3 (Form of Resignation Letter).

1.2	Construction

Unless a contrary intention appears, in this Deed the provisions of Clause 1.2 (Construction) of the Facility Agreement shall apply as if set out in full in this Deed, save that references to the Facility Agreement shall be constructed as references to this Deed and:

(A)	“guarantee” means (other than in Clause 2 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness.

1.3	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Personal Liability

No personal liability shall attach to any director, officer, employee or other individual for any representation or statement, or for signing or delivering a certificate, notice or other document on behalf of a member of the Group which proves to be incorrect in any way (and the Lender shall not take any action against such director, officer or employee or other individual), unless that person acted fraudulently, in which case any liability will be determined in accordance with applicable law. For the avoidance of any doubt, the Lender will not have any recourse to any natural person under, or in respect of any term of, any Finance Document, or otherwise (other than as set out above).

1.5	Dutch terms

In this Deed, where it relates to the Ultimate Parent or any other Dutch entity, any reference to:

(A)	all necessary action includes without limitation any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(B)	winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(C)	a moratorium includes surseance van betaling;

(D)	any step or proceeding taken in connection with insolvency proceedings includes having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(E)	a security interest includes, in respect of the Ultimate Parent or any other Dutch entity or in connection with any security in the Netherlands, a mortgage (hypotheek), a pledge (pandrecht), and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(F)	a liquidator includes a curator;

(G)	an administrative receiver includes a bewindvoerder;

(H)	a provisional liquidator includes a vereffenaar;

(I)	an arrangement or composition includes an akkoordprocedure buiten faillissement;

(J)	an attachment includes a beslag;

(K)	a subsidiary includes a dochtermaatschappij as defined in the Dutch Civil Code;

(L)	a similar official includes a restructuring expert (herstructureringsdeskundige) or observer (observator);

(M)	negligence means nalatigheid;

(N)	gross negligence means grove nalatigheid; and

(O)	wilful misconduct means bewuste roekeloosheid.

1.6	Italian Terms

In this Deed, where it relates to an Italian Guarantor or any other Italian entity, any reference to:

(A)	a “liquidation”, “winding up”, “administration”, “dissolution” or the like includes, without limitation, any scioglimento or liquidazione and any other proceedings or legal concepts similar to the foregoing;

(B)	“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time);

(C)	a “proceeding” includes:

(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution, in each case other than on a solvent basis, judicial liquidation (liquidazione giudiziale), bankruptcy proceedings (fallimento); or

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person's assets; or

(iii)	any procedura concorsuale, including bankruptcy proceedings (fallimento), judicial liquidation (liquidazione giudiziale), “blank” composition with creditors proceedings (concordato preventivo “in bianco”) pursuant to article 44 of the Italian Insolvency Code, composition with creditors proceedings (concordato preventivo) pursuant to articles 84 and ff. of the Italian Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa), arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Insolvency Code, debt restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Insolvency Code, amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Legislative Decree No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, and any similar arrangements relating to a substantial part of the creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing;

(D)	a “receiver”, “administrative receiver”, “liquidator”, “commissioner”, “examiner”, “administrator”, “insolvency administrator”, “custodian”, “judicial custodian”, “conservator” or the like includes, without limitation, a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore, liquidatore giudiziale and any other person performing any office equivalent or analogous to the foregoing;

(E)	a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to (i) assign its assets to creditors pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), (ii) enter into one or more arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Insolvency Code, debt restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Insolvency Code, (iii) enter into “blank” composition with creditors proceedings (concordato preventivo “in bianco”) pursuant to article 44 of the Italian Insolvency Code, composition with creditors proceedings (concordato preventivo) pursuant to articles 84 and ff. of the Italian Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa), restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Insolvency Code, amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Legislative Decree No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, (iv) approving a corporate resolution or filing a petition to enter into any of the aforementioned proceedings;

(F)	a “matured obligation” and any “obligation being due and payable” if used in reference to an Obligor incorporated in Italy includes, without limitation, any credito liquido ed esigibile and credito scaduto e dovuto;

(G)	“security” or “lien” if used in reference to a security or guarantee governed by Italian law includes, without limitation, any pegno, ipoteca, privilegio (including the privilegio speciale pursuant to article 46 of the Italian Banking Law), fideiussione, garanzia a prima domanda, cessione del credito in garanzia, and any other garanzia reale or garanzia personale or other transactions having the same effect as each of the foregoing (including any finanziamento alle imprese garantito da trasferimento di bene immobile sospensivamente condizionato);

(H)	a “lease” includes, without limitations, a contratto di locazione, affitto, affitto d’azienda, affitto di ramo d’azienda and a comodato;

(I)	an “attachment” includes a pignoramento;

(J)	a “limited liability company” includes società a responsabilità limitata, società per azioni and any other limited liability company under Italian law, as the context may require;

(K)	a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(L)	a “Subsidiary” means any società controllata also within the meaning of article 2359, paragraph 1, No. 1) and 2) of the Italian Civil Code

(M)	“gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(N)	“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.7	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties Act) 1999 to enforce or enjoy the benefit of any term of this Deed.

2.	Guarantee and Indemnity

2.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(A)	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(B)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(C)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2 if the amount claimed had been recoverable on the basis of a guarantee.

2.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 2 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4	Waiver of defences

The obligations of each Guarantor under this Clause 2 will not be affected by an act, omission, matter or thing which, but for this Clause 2, would reduce, release or prejudice any of its obligations under this Clause 2 (without limitation and whether or not known to it or the Lender) including:

(A)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(B)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the MYT Group;

(C)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(E)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)            any insolvency or similar proceedings.

2.5	Guarantor intent

Without prejudice to the generality of Clause 2.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

2.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 2. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(A)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 2.

2.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 2:

(A)	to be indemnified by an Obligor;

(B)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(C)	to exercise any right of set-off against any Obligor;

(D)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(E)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 2.1 (Guarantee and indemnity); and/or

(F)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 21 (Payment Mechanics) of the Facility Agreement.

2.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(A)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(B)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

2.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

2.11	Guarantee limitations: general

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of:

(A)	sections 678 or 679 of the Companies Act 2006; or

(B)	or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

2.12	Guarantee limitations: Germany

(A)	In this Clause 2.12:

“German Guarantor” means a Guarantor incorporated or established in Germany in the legal form of a limited liability company (GmbH) or a limited partnership with a limited liability company as general partner (GmbH & Co. KG).

“Guarantee” means the guarantee and indemnity given pursuant to this Clause 2 (Guarantee and Indemnity).

“Net Assets” means an amount equal to the sum of the amounts of the German Guarantor’s assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch, “HGB”)) less the aggregate amount of such German Guarantor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB), save that:

(i)	any obligations (Verbindlichkeiten) of the German Guarantor:

(a)	owing to any member of the Group or any other affiliated company which are subordinated by law or by contract to any Financial Indebtedness outstanding under the Finance Documents (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 para 1 no 5 or section 39 para 2 of the German Insolvency Code (Insolvenzordnung)) and including obligations under guarantees for obligations which are so subordinated; or

(b)	incurred in wilful or grossly negligent violation of the provisions of the Finance Documents,

shall be disregarded; and

(ii)	the assets of the German Guarantor shall be assessed at their liquidation value (Liquidationswert) instead of their book value (Buchwert) if, at the time demand under the Guarantee is made, a negative prognosis as to whether the business can carry on as a going concern (negative Fortführungsprognose) must be made.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the German Guarantor in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to a German Guarantor the aggregate amount of:

(i)	its share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase of such registered share capital registered after the date of this Deed shall not be taken into account unless such increase has been effected with the prior written consent of the Lender and fully paid in; and

(ii)	its amount of profits (Gewinne) or reserves (Rücklagen) which are not available for distribution to its shareholder(s) in accordance with section 268 para 8 HGB or section 272 para. 5 HGB, as applicable.

“Up-Stream or Cross-Stream Guarantee” means any Guarantee if and to the extent such Guarantee secures the obligations of an Obligor which is a shareholder of the German Guarantor or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the German Guarantor and/or any of its Subsidiaries) (a “Guaranteed Obligor”), provided that it shall not constitute an Upstream or Cross-stream Guarantee if and to the extent the Guarantee guarantees amounts outstanding under the Finance Documents in relation to any financial accommodation made available under the Finance Documents and on-lent or otherwise passed on to, or issued for the benefit of, the relevant German Guarantor or any of its subsidiaries and outstanding from time to time.

(B)	This Clause 2.12 applies if and to the extent that the Guarantee is given by a German Guarantor and is an Up-Stream or Cross-Stream Guarantee.

The Lender agrees that the enforcement of the Guarantee given by a German Guarantor shall be limited if and to the extent that:

(i)	the Guarantee constitutes an Upstream and/or Cross-Stream Guarantee; and

(ii)	payment under the Guarantee would otherwise

(a)	have the effect of reducing the German Guarantor’s Net Assets to an amount that is lower than the amount of its Protected Capital or, if the amount of the Net Assets is already lower than the amount of its Protected Capital, cause the Net Assets to be further reduced; and

(b)	thereby give rise to a violation of the capital maintenance requirement as set out in sections 30 para 1 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

(iii)	the relevant German Guarantor has complied with its obligation to deliver the Management Determination and the Auditors’ Determination in accordance with the requirements set out in paragraph (C) below.

(C)	The restriction under paragraph (B) above shall only apply if and to the extent that:

(i)	within 25 Business Days after receipt by the German Guarantor of a notice from the Lender stating that it intends to demand payment under the Guarantee from the German Guarantor (the “Enforcement Notice”), the managing director(s) (Geschäftsführer) on behalf of the German Guarantor have confirmed in writing to the Lender:

(a)	the extent to which the Guarantee is an Up-Stream or Cross-Stream Guarantee; and

(b)	the amount in which such Up-Stream or Cross-Stream Guarantee cannot be enforced as of the date of receipt of the Enforcement Notice as it would otherwise cause the German Guarantor’s Net Assets to be reduced below the amount of its Protected Capital, or if the German Guarantor’s Net Assets are already below the amount of the registered share capital, cause the Net Assets to be further reduced, and such confirmation is supported by evidence by means of unaudited statements as of the end of the last completed calendar month (the “Management Determination”) and the Lender has not contested this; or

(ii)	within forty Business Days from the date on which the Lender has contested the Management Determination made in accordance with this Deed (the “Auditing Period”), the Lender receives a determination by a firm of auditors of international standing and reputation instructed by the German Guarantor and such determination states (x) the amount of the German Guarantor’s Net Assets and (y) to what extent the demanded payment under the Guarantee would result in the German Guarantor’s Net Assets being reduced below the amount of its Protected Capital, or if the German Guarantor’s Net Assets are already below the amount of the Protected Capital, causing the Net Assets to be further reduced (the “Auditors’ Determination”), provided that the Auditors’ Determination is prepared as of the date of receipt of the Enforcement Notice in accordance with the accounting principles as consistently applied and the Auditors’ Determination is up to date. The amounts determined in the Auditors’ Determination shall (except for manifest error) be binding. For the avoidance of doubt, in the case the Management Determination is contested, the Finance Parties shall not enforce the Guarantee of the German Guarantor (Versprechen, zeitweilig nicht zu vollstrecken) prior to the expiry of the Auditing Period other than in an amount which is undisputed between the German Guarantor pursuant to the Management Determination and which, according to the Management Determination, would not cause the effects set out in paragraph (B)(ii) above. The costs of the Auditors’ Determination shall be borne by the German Guarantor.

(D)	If, pursuant to the Auditors’ Determination, the amount enforceable under the Guarantee is higher than as set out in the Management Determination, the relevant German Guarantor shall pay the difference to the Finance Parties within 7 Business Days after receipt of the Auditors’ Determination.

(E)	In addition, the German Guarantor shall within 3 months after a written request (such request not to be made except in a situation where that German Guarantor does not have sufficient Net Assets to maintain its Protected Capital) of the Lender realise, to the extent legally permitted and to the extent that the relevant assets are not necessary for the German Guarantor’s business (nicht betriebsnotwendig) as conducted at that point of time, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets. After the expiry of such 3 month period the German Guarantor shall, within 5 Business Days, notify the Lender of the amount of the proceeds from the sale and submit a statement with a new calculation of the amount of its Net Assets. Such calculation shall, upon the Lender’s reasonable request, be confirmed by an auditor within a period of 40 Business Days following the request (the “Auditors’ Confirmation”). The costs of the Auditor’ Confirmation shall be borne by the German Guarantor.

(F)	The restriction under paragraph (B) above shall not apply:

(i)	if the relevant German Guarantor (as dominated entity) is subject to a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (a “DPTA”) with the Company, whether directly or indirectly through a chain of DPTAs between each company and its shareholder (or in case of a German Guarantor incorporated as GmbH & Co. KG between its general partner and its shareholder) other than where despite the existence of such domination and/or profit and loss transfer agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) there would be a violation of sections 30 or 31 GmbHG; or

(ii)	if and to extent the relevant German Guarantor has on the date of enforcement of the Guarantee a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its shareholder or the Guaranteed Obligor; or

(iii)	if and to the extent that they are not required by law or pursuant to jurisprudence of the German Federal Court of Justice (BGH) for the purposes of protecting the managing directors of the relevant German Guarantor from a personal liability pursuant to section 43(3) GmbHG.

(G)	The limitations on enforcement set out in paragraph (C) above do not affect the right of the Lender to claim again any outstanding amount at a later point in time if and to the extent that the Finance Documents would allow this at such later point in time (subject always to the operation of the limitations set out above at the time of such enforcement).

(H)	In the case of a GmbH & Co. KG any reference to the German Guarantor shall apply mutatis mutandis as a reference to the general partner of the GmbH & Co. KG.

2.13	Guarantee limitations: US

Any term or provision of this Clause 2 or any other term in this Deed or any Finance Document notwithstanding the maximum aggregate amount of the obligations for which any Guarantor shall be liable under the Finance Documents shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Deed and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under other applicable United States federal or state fraudulent conveyance laws.

2.14	Guarantee limitations: Italy

(A)	In this Clause 2.14, “Italian Guarantor” means any Guarantor incorporated or having its registered office in Italy.

(B)	The obligations of an Italian Guarantor for the obligations under the Finance Documents of any other Obligor which is not a Subsidiary of an Italian Guarantor shall in any case be limited, at any time, to an amount equal to the aggregate of:

(i)	the aggregate outstanding principal amount of any Loan at any time made available or advanced to an Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) as an additional Borrower under the Facility Agreement; and

(ii)	the outstanding principal amount of any intercompany loans or capital contribution (versamento in conto capitale) or other financial support in any form, advanced to an Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) by any member of the Group (directly or indirectly) by utilising funds deriving from the Facility.

(C)	If at any time an Italian Guarantor would be liable for the payment of remuneration of principal under this Deed or any other Finance Document resulting in a breach of the Italian Usury Law and any related implementing regulations, then the obligations of an Italian Guarantor in respect of the remuneration of principal shall be limited to the payment of the remuneration of principal for the maximum amount permitted under the Italian Usury Law and any related implementing regulations.

(D)	Notwithstanding any provision to the contrary under this Deed or any other Finance Document:

(i)	the obligations of an Italian Guarantor under this Clause 2 (Guarantee and Indemnity) shall at any time exclude, and not extend to, any amount made available to an Italian Guarantor or any Holding Company of an Italian Guarantor under the Facility which purpose or actual use is, in each case either directly or indirectly, the financing or re-financing of the acquisition of, or the subscription for, shares in an Italian Guarantor and/or any entity of which an Italian Guarantor is a direct or indirect Subsidiary and any obligation owed by any Obligor in relation to the Facility (including, without limitation, and/or the obligation to pay interest, fees or other remuneration or indemnities in connection therewith); and

(ii)	an Italian Guarantor shall not be liable as a Guarantor in relation to the obligations of any other Obligor which is not a Subsidiary of an Italian Guarantor, in respect of any amounts owed under the Facility and any Finance Document in excess of an amount equal to the amount that an Italian Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by an Italian Guarantor under the guarantee given pursuant to this Clause 2.14 (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Finance Documents, including in this Deed, shall not prejudice, and will not apply to, the Set-Off Right.

(E)	In any event, pursuant to article 1938 of the Italian Civil Code the maximum amount that an Italian Guarantor may be required to pay in respect of its obligations as Guarantor shall be limited to an amount equal to 180 per cent. of the amounts from time to time outstanding under this Deed or any other Finance Document.

(F)	Notwithstanding any provision to the contrary herein and/or in any Finance Documents, in order to comply with the mandatory provisions of Italian law in relation to capitalization of interests (including article 1283 of the Italian Civil Code), the obligations of any Italian Guarantor under this Clause 2 (Guarantee and Indemnity) shall not include and shall not extend to any interest on overdue amounts compounded in violation of any Italian applicable law and/or regulation.

3.	[Not used]

4.	[Not used]

5.	Changes to the obligors

5.1	Assignment and transfers by Obligor

No Obligor may assign or transfer any of its rights or obligations under the Finance Documents other than (with the exception of the Borrower) pursuant to a Permitted Reorganisation.

5.2	Additional Guarantors

The Company may request that any of its Subsidiaries (other than any Subsidiary incorporated in an Excluded Jurisdiction) become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if the Company delivers to the Lender a duly completed and executed Accession Letter.

5.3	Resignation of a Guarantor

(A)	The Company may request that a Guarantor (other than, in each case to the extent such entity is at that time a Guarantor, the Company, Mytheresa Group GmbH, the Parent and/or the Ultimate Parent) which is not (prior to the occurrence of a Qualifying MYT Group Refinancing) a Group Material Subsidiary or (on and following the occurrence of a Qualifying MYT Group Refinancing) a Material Subsidiary ceases to be a Guarantor by delivering to the Lender a Resignation Letter.

(B)	The Lender shall accept a Resignation Letter and notify the Company of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from that Guarantor under Clause 2 (Guarantee and Indemnity); and

(iii)	if such Guarantor is a guarantor or is otherwise liable for or in respect of the MYT Credit Facility, such Guarantor has been released and discharged (or will be released and discharged simultaneously with the release of such Guarantor under this Deed) under the MYT Credit Facility.

5.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (C) of Clause 16.18 (Times when representations made) of the Facility Agreement are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

5.5	Release of Security

If a Guarantor is or is proposed to be the subject of a Permitted Reorganisation:

(A)	where that Guarantor created Transaction Security over any of its assets or business, or Transaction Security was created over the shares (or equivalent) of that Guarantor, the Lender may, at the request and cost of the Guarantor, release those assets, business or shares (or equivalent) from the Transaction Security and from all claims created under the Transaction Security Documents;

(B)	the release of Transaction Security and claims referred to in paragraph (A) of this Clause 5.5 shall not become effective until the date of that Permitted Reorganisation; and

(C)	if the Permitted Reorganisation of that Obligor does not take place, the release of Transaction Security and claims referred to in paragraph (A) of this Clause 5.5 shall have no effect.

6.	Joint and Several Liability

The obligations and liabilities of the Guarantors under this Deed shall be joint and several.

7.	Non Creation of charge

No provision of this Deed is intended to create or shall create a charge or other security.

8.	Finance Document

This Deed shall be designated a Finance Document for the purposes of the Facility Agreement.

9.	[Not used]

10.	Execution as a Deed

10.1	Each of the parties intends this Deed to be a deed and confirms that it is executed and delivered as a deed, notwithstanding the fact that any one or more of the parties may only execute it under hand.

10.2	[Not used]

11.	Counterparts

This Deed may be executed in any number of counterparts, and by the parties to this Deed on separate counterparts, but will not be effective until each such party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts will together constitute one and the same instrument.

12.	Governing Law

(A)	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

(B)	If a Dutch Obligor is represented by an attorney in connection with the signing and/or execution of this Deed or any other deed, agreement or document referred to in this Deed or made pursuant to this Deed, it is hereby expressly acknowledged and accepted by the other Parties that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of their authority shall be governed by the laws of the Netherlands.

(C)	[Not used]

13.	Jurisdiction of English courts

(A)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligations arising out of or in connection with this Deed) (a “Dispute”).

(B)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(C)	Notwithstanding paragraph (A) and (B) above, the Lender may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

13.2	Negotiated agreement – Italian Transparency Provisions

For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as subsequently amended and implemented from time to time, and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 29 July 2009 and as amended from time to time, lastly on 30 June 2021, and published on the Official Gazzette (Gazzetta Ufficiale) on 9 July 2021 (the “Transparency Rules”), each party hereby acknowledges and confirms that:

(A)	it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of the Deed; and

(B)	this Deed, and all of its terms and conditions, have been specifically negotiated on an individual basis and, as a result, this Deed falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” between the parties and are exempted from the application of Section II of the Transparency Rules.

IN WITNESS of which this document has been executed as a deed and is delivered on the date stated at the beginning of this Deed.

Schedule 1
The Original Obligors

Name of Borrower	Registration number (or equivalent, if any) Original Jurisdiction

Company	03820604, England and Wales

Name of Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction

Company	03820604, England and Wales

YNAP Corporation	161004000446, Delaware (USA)

YOOX Asia Limited	58289351, Hong Kong

YNAP Middle East Holding Limited	10575180, England and Wales

Schedule 2
Form of Accession Letter

[***]

Schedule 3
Form of Resignation Letter

[***]

SIGNATURES

The Lender

RICHEMONT INTERNATIONAL HOLDING S.A.

Executed as a DEED by Richemont International Holding S.A. acting by Philip Jürgen Sasse and Paola Urquizo who, in accordance with the laws of the territory in which Richemont International Holding S.A. is incorporated, are acting under the authority of Richemont International Holding S.A.	) ) ) ) ) ) ) ) )	/s/ Philip Sasse (Authorised Signatory) /s/ Paolo Urquizo (Authorised Signatory)

Address: Chemin de la Chênaie 50, 1293 Bellevue; Switzerland

E-mail address: [***]

Attention: Group CFO, Chief Legal Counsel and Group Mergers & Acquisitions Director

[Signature page – Guarantee Agreement]

The Company

THE NET-A-PORTER GROUP LIMITED

Executed as a DEED by The Net-a-Porter Group Limited acting by a director in the presence of:	) ) ) ) )	/s/ Alison Loehnis Alison Loehnis Director

Witness’s signature:	/s/ Claire Chappell

Name (print):	Claire Chappell

Occupation:	Executive Assistant

Address:	1 The Village Offices Ariel Way, W12 7GF

Address: 1 The Village Offices, Ariel Way, London, England, W12 7GF

Email address: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP

[Signature page – Guarantee Agreement]

Original Guarantor

YNAP CORPORATION

Executed as a DEED by YNAP Corporation acting by Jeffrey Trosch who, in accordance with the laws of the territory in which YNAP Corporation is incorporated, is acting under the authority of YNAP Corporation)	) ) ) ) )	/s/ Jeffrey Trosch (Authorised Signatory)

Address: 111 West 33 Street, New York, 10120, United States

Email address: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP

[Signature page – Guarantee Agreement]

Original Guarantor

EXECUTED as a DEED
by YOOX ASIA LIMITED

/s/ Paolo Mascio	Paolo Mascio, Director

/s/ Ng Ka Hin	Ng Ka Hin, Director

Address: 6th Floor, Jardine House,1 Connaught Place, Central, Hong Kong

Email address: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP

[Signature page – Guarantee Agreement]

Original Guarantor

YNAP MIDDLE EAST HOLDING LIMITED

Executed as a DEED by YNAP Middle East Holding Limited acting by a director in the presence of:	) ) ) ) )	/s/ Paolo Mascio Paolo Mascio Director

Witness’s signature:	/s/ Daniela Romani

Name (print):	Daniela Romani

Occupation:	disoccupata

Address:	via San Senatore 14 Milano

Address: 1 The Village Offices, Ariel Way, London, W12 7GF, United Kingdom

Email address: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP

[Signature page – Guarantee Agreement]